Exhibit 99.1

Investor Relations

Stuart Davis

(703) 218-8269

stuart.davis@mantech.com

ManTech Announces Financial Results for

Second Quarter of 2011

•	Revenue: $752.7 million, up 14 percent (8 percent organic)

•	Diluted EPS: $0.99, up 13 percent

•	Cash Flow from Operations: $176 million, up 151 percent

•	Dividend Payment: $15.4 million ($0.42 per common share) in June

•	Fiscal Year 2011 Guidance: Reaffirms revenue, net income, and EPS guidance

FAIRFAX, Va. – Jul. 27, 2011 – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the second quarter of 2011, which ended June 30, 2011.

“In the second quarter of fiscal year 2011, we delivered strong revenue and earnings growth and outstanding cash collection,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “Even after paying our first-ever dividend of $15.4 million, we increased our cash position by more than $130 million to a total of $207 million and have ample financial resources and flexibility to grow ManTech aggressively. Despite the pressures on federal government spending, we see continued strong performance based on our positioning on mission-critical programs in national security and homeland defense, both in the United States and around the world.”

Summary Operating Results

Revenue for the quarter was $752.7 million, up 14 percent from $661.6 million in the second quarter of 2010. Organic growth was 8 percent for the quarter, driven primarily by command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) and systems engineering programs. Organic growth is calculated by comparing reported revenue for the current quarter to the revenue for the prior year quarter adjusted as if all acquisitions had been made one year earlier.

Operating income for the quarter was $59.2 million (7.9 percent of revenue), up 5 percent from $56.5 million (8.5 percent of revenue) in the second quarter of 2010. The growth in operating income was limited by a one-time $2 million adjustment from lower share-based compensation expense in the second quarter of 2010.

Net income for the quarter was $36.4 million, up 13 percent from $32.2 million in the second quarter of 2010. The company’s net income growth was driven by strong operating performance as well as the gain from the company’s equity interest in NetWitness, a network security product provider spun-out of ManTech in 2006 and sold to EMC Corporation on April 1, 2011. Diluted earnings per share for the quarter were $0.99, up 13 percent from $0.88 in the second quarter of 2010.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $176 million. Days sales outstanding (DSO) were 65 days, which was up two days compared to the second quarter of 2010 and down 15 days compared to the first quarter of 2011. Cash collections were the largest in the company’s history.

During the quarter, the company paid $15.4 million, or $0.42 per share, to its common stockholders of record as of June 2, 2011. ManTech anticipates paying a second dividend in December for a total dividend for 2011 of $0.84 per share of common stock, or approximately $31 million based on the current number of shares of common stock outstanding. As of June 30, 2011, ManTech maintained a net cash positive position, with $207 million in cash and cash equivalents.

Contract Awards

Contract awards (bookings) totaled $186 million in the quarter, representing a book-to-bill ratio of 0.2. Backlog at the end of quarter was $4.1 billion, of which $1.5 billion was funded. Compared to the second quarter of 2010, total backlog decreased 8 percent but funded backlog increased 14 percent. Contract awards and backlog were limited by delays in the U.S. federal government appropriation process. Since the final resolution of the 2011 fiscal year appropriation in April, government customers have significantly increased the volume of proposal requests, which should lead to substantial award activity in the third and fourth quarters.

Guidance

The company reaffirms the revenue, net income, and earnings per share guidance previously provided on April 27, 2011. ManTech expects revenue, net income and diluted earnings per share at least equal to the levels specified in the table below.

Measure	2011 Guidance	Year-over-Year Growth
Revenue (millions)	$3,000	15%
Net Income (millions)	$138	10%
Diluted Earnings Per Share	$3.73	9%

ManTech Chief Financial Officer Kevin M. Phillips said, “Our positioning on priority programs has allowed us to meet all of our financial targets for the second quarter. Although contract awards lagged in the quarter, we expect that our current backlog and pipeline are sufficient to meet our guidance for the year. In addition, we are seeing more quality acquisition targets and expect to leverage our strong balance sheet to enhance our customer and capability sets and grow our business.”

Conference Call

ManTech executive management will hold a conference call today at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate in the conference call by dialing 888-230-5495 (domestic) or 913-312-1429 (international) and entering pass code 2226074. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com).

A replay of the conference call will be available by telephone approximately two hours after conclusion of the call through August 10, 2011, by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering pass code 2226074. In addition, a replay of the webcast will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

With approximately 10,000 professionals around the world, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation; the space community; the National Oceanic and Atmospheric Administration; and other U.S. federal government customers. ManTech’s expertise includes command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) lifecycle support, cyber security, global logistics support, intelligence/counter-intelligence support, information technology modernization and sustainment, systems engineering, and test and evaluation. ManTech supports major national missions, such as military readiness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect”, “intend,” “anticipate,” “believe,” “estimate,” or “continue,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts or win recompetes; adverse changes in future levels of expenditures for programs we support caused by budgetary pressures facing the federal government; failure to obtain option awards, task orders or funding under contracts; failure to maintain strong relationships with other contractors; adverse changes in our mix of contract types; adverse results of U.S. government audits of our government contracts; risk of contract performance, modification or termination; risks associated with complex U.S. government procurement laws and regulations; risks of financing, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, and risks related to an inability to obtain new or additional financing; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 25, 2011, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Amounts)

	(unaudited)
	June 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$206,950	$84,829
Receivables—net	541,848	528,765
Prepaid expenses and other	14,934	16,642

Total Current Assets	763,732	630,236

Property and equipment—net	62,196	27,086
Goodwill	744,322	729,558
Other intangibles—net	166,512	168,487
Employee supplemental savings plan assets	24,949	24,415
Other assets	10,650	10,695

TOTAL ASSETS	$1,772,361	$1,590,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$309,755	$272,047
Accrued salaries and related expenses	96,593	64,575
Billings in excess of revenue earned	59,630	11,118

Total Current Liabilities	465,978	347,740

Long-term debt	200,000	200,000
Accrued retirement	26,205	25,789
Other long-term liabilities	7,473	7,495
Deferred income taxes—non-current	41,648	43,110

TOTAL LIABILITIES	741,304	624,134

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 23,761,338 and 23,396,549 shares issued at June 30, 2011 and December 31, 2010; 23,517,225 and 23,153,509 shares outstanding at June 30, 2011 and December 31, 2010	238	234
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,275,345 shares issued and outstanding at June 30, 2011 and December 31, 2010	132	133
Additional paid-in capital	398,360	385,407
Treasury stock, 244,113 and 243,040 shares at cost at June 30, 2011 and December 31, 2010	(9,158)	(9,114)
Retained earnings	642,770	589,838
Accumulated other comprehensive loss	(186)	(155)
Unearned Employee Stock Ownership Plan shares	(1,099)	0

TOTAL STOCKHOLDERS’ EQUITY	1,031,057	966,343

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,772,361	$1,590,477

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

	(unaudited) Three months ended June 30,		(unaudited) Six months ended June 30,
	2011	2010	2011	2010
REVENUES	$752,673	$661,611	$1,453,537	$1,249,168
Cost of services	644,647	562,306	1,244,414	1,061,872
General and administrative expenses	48,858	42,776	94,100	85,535

OPERATING INCOME	59,168	56,529	115,023	101,761
Interest expense	(3,979)	(3,598)	(7,949)	(4,595)
Interest income	59	57	123	185
Other income (expense), net	3,820	(270)	3,916	(332)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	59,068	52,718	111,113	97,019
Provision for income taxes	(22,626)	(20,551)	(42,768)	(37,311)

NET INCOME	$36,442	$32,167	$68,345	$59,708

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.99	$0.89	$1.87	$1.65

Weighted average common shares outstanding	23,357	22,872	23,282	22,645

Class B basic earnings per share	$0.99	$0.89	$1.87	$1.65

Weighted average common shares outstanding	13,271	13,317	13,273	13,460

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.99	$0.88	$1.86	$1.64

Weighted average common shares outstanding	23,510	23,126	23,434	22,925

Class B diluted earnings per share	$0.99	$0.88	$1.86	$1.64

Weighted average common shares outstanding	13,271	13,317	13,273	13,460

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(unaudited) Six months ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$68,345	$59,708
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	4,470	3,251
Excess tax benefits from the exercise of stock options	(236)	(502)
Gain on sale of investments	(3,745)	0
Deferred income taxes	(2,230)	4,674
Depreciation and amortization	14,391	14,176
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	(10,248)	3,017
Prepaid expenses and other	2,874	(2,177)
Accounts payable and accrued expenses	33,600	9,194
Accrued salaries and related expenses	30,960	20,624
Billings in excess of revenue earned	48,512	1,104
Accrued retirement	416	(1,160)
Other	(381)	840

Net cash flow from operating activities	186,728	112,749

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(35,938)	(3,346)
Investment in capitalized software for internal use	(3,285)	(1,835)
Proceeds from sale of investments	3,255	0
Acquisition of businesses—net of cash acquired	(20,315)	(236,052)

Net cash flow from investing activities	(56,283)	(241,233)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	6,884	8,986
Excess tax benefits from the exercise of stock options	236	502
Dividends paid	(15,400)	0
Treasury stock acquired	(44)	0
Issuance of senior unsecured notes	0	200,000
Debt issuance costs	0	(4,920)

Net cash flow from financing activities	(8,324)	204,568

NET CHANGE IN CASH AND CASH EQUIVALENTS	122,121	76,084
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	84,829	86,190

CASH AND CASH EQUIVALENTS, END OF PERIOD	$206,950	$162,274